Exhibit 10.1
March 31, 2005
Stephen McGill
Dear Stephen:
I am pleased to confirm to you in writing our offer for the position of Vice President and General Manager, International, reporting to me. The responsibilities for this position have been in effect since January 1, 2005, although your physical move to headquarters will happen on or about April 6, 2005. You will be based at our headquarters in Minnetonka, Minnesota for an undetermined amount of time. As this time is undetermined and also at your request, we will be retaining you on the UK pension system.
Your compensation package is summarized below.
•	You will receive an annual base salary of $205,000 per year. You will also participate in the company’s Executive Variable Incentive Plan, which will provide $72,000 at target;

•	You will participate in AMS’ headquarters benefits, including medical insurance, however, as noted, you will be retained on the UK pension system;

•	You will be responsible for paying your portion of US federal and Minnesota state taxes as well as US social security taxes, as do other US employees. We will not require you to contribute hypothetical taxes. You may, however, incur taxable income for the difference between our US savings plans (401(k) and Profit Sharing) and UK pension.

•	A Cost of Living adjustment was not found to be necessary in the analysis conducted by Organizational Resources Consultants (ORC), however, we will be providing an effective purchaser premium as follows:
▪	May – October, 2005 (6 months) — $1,000/month

▪	November, 2005 – April, 2006 (6 months) — $750/month

▪	May, 2006 – October, 2006 (6 months) — $500/month
•	Also, while a car allowance (or the dollar value) was not deemed necessary per the analysis of ORC, we are providing an allowance to assist you in transitioning from a company-paid car to your own arrangements via a payment of $1200/month for 12 months beginning May, 2005.

•	The Company recognizes that your tax situation will be complicated during your assignment to the US. Therefore the Company has retained Pricewaterhouse Coopers to assist you with your tax filings. The Company will pay for this service. This service will be limited to filing of home and host country tax returns and compliance with the local tax laws of the two countries. Any personal tax planning advice will have to be paid by you personally.

•	The Company will reimburse you with two round trip economy class air fares for you and Audrey each year. The leave will be within the normal US holiday schedule.

•	A customized relocation program is provided as attached. This relocation program includes two months’ base pay for miscellaneous moving expenses. This amount will be paid when the move is underway, in April.

•	Except in the situation of a termination for cause, AMS agrees to repatriate you, your family and your belongings (as per our standard relocation policy) at any time during the first three years of your assignment here in Minnetonka.

•	Except in the situation of a termination for cause or your voluntary resignation, AMS will supplement our normal severance formula, and guarantee you a minimum severance payment of six months your base salary, and a continuation of benefits for this same period of time.
This Letter, together with the American Medical Systems, Inc. Employment Agreement, states our entire understanding of your employment status with AMS.
Your assignment is conditional upon the issue and maintenance of valid residency, work and/or any other permits necessary to legally reside and work in the United States. Please acknowledge receipt and your acceptance of this Assignment Letter and Agreement by signing the two (2) originals and returning one to the Jan Dick.
Sincerely yours,

Marty Emerson	Date
President and CEO

ACKNOWLEDGE AND ACCEPTANCE:

	Employee’s Signature	Date